January 20, 2010

Offshore Petroleum Corp.
110 East Broward Boulevard, Suite 1700
Ft. Lauderdale, FL 33301

Ladies & Gentlemen:

We have acted as counsel to Offshore Petroleum Corp., a Delaware Corporation (formerly known as Enviroclens Inc.) (the “Company”) in connection with the registration of shares of its common stock on behalf of certain shareholders identified in the registration statement of the Company on Form S-1 (the “Registration Statement”).

The opinions set forth in this letter, whether or not qualified by the phrase “to our knowledge,” are subject to the following qualifications, limitations and exceptions, and are based solely on our review, as submitted to us, of the following:

A.	The following certificates and organizational documents of the Company:

1.	Certificate of Incorporation of the Company dated September 7, 1999, with the filing stamp of New York Secretary of State dated September 9, 1999;

2.	Annulment of Dissolution of the Company with the filing stamp of the New York Secretary of State dated December 13, 2006;

3.	Certificate of Conversion from a Non-Delaware Corporation to a Delaware Corporation, dated January 22, 2007, with the filing stamp of the Delaware Secretary of State dated January 23, 2007;

4.	The reconstituted Minute Book of the Company;

5.	A Certificate of J. Paul Hines dated February 22, 2007 as to the accuracy of the Minute Book of the Company;

6.	By-Laws of the Company adopted as of September 10, 1999;

January 20, 2010

7.
Certificate of Amendment to the Certificate of Incorporation of the Company dated May 9, 2007 with the filing stamp of the Delaware Secretary of State dated May 18, 2007 which changed the name of the Company;

8.
Certificate of Amendment to the Certificate of Incorporation of the Company dated September 8, 2008 and with the filing stamp of the Delaware Secretary of State dated February 18, 2009, which changed the capitalization of the Company; and

9.	The Certificate of the Secretary of State of Delaware dated January 14, 2010 certifying that the Company is a corporation in good standing.

B.	Such review of published sources of law as we have deemed necessary based solely upon our review of the items listed in subparagraph A (such items being the “Reviewed Documents”).

Other than our review of the Reviewed Documents and those files in our offices relative to matters with respect to which we have represented or represent the Company, we have made no inquiry or other investigation as to any factual matter.

We have assumed without any inquiry or other investigation (a) the legal capacity of each natural person, (b) the payment of all required filing or recording fees and taxes, (c) the genuineness of each signature (including signatures on facsimile copies), the completeness of each document submitted to us, the authenticity of each document submitted to us as an original, the conformity to the original of each document submitted to us as a copy and the authenticity of the original of each document submitted to us as a copy and (d) the truthfulness of each representation (including the signature as an officer and/or director of a corporation), warranty, certification or statement as to any factual matter contained in any of the Reviewed Documents.

We are members of the bar of the State of New York and we are familiar with the Delaware Corporation Law. The opinions expressed herein concern only such provisions of the Delaware Corporation Law, as currently in effect.

Subject to the qualifications, limitations and exceptions set forth in this letter, it is our opinion that:

January 20, 2010

1.           The Company is a corporation duly formed and validly existing under the laws of the State of Delaware.

2.           The common shares of the Company covered by the Registration Statement, have been duly authorized and validly issued by the Company and are fully paid and non-assessable.

We consent to the inclusion of this letter in the Company’s Registration Statement as an exhibit and to the reference to our firm as legal counsel in the Registration Statement.  This letter speaks as of the date hereof and we disclaim any obligation to update it.

Very truly yours,

KAVINOKY COOK LLP

By:	/s/ Jonathan Gardner

Jonathan Gardner
For the Firm